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                                EXHIBIT 99.4



             CENTURA SOFTWARE MOVES TO THE NASDAQ SMALLCAP MARKET

REDWOOD SHORES, Calif. - (BUSINESS WIRE) -- Jan. 14, 1998 - Centura Software Corporation (NASDAQ;CNTR - news; formerly Gupta Corporation) announced today that a NASDAQ listing Qualifications Panel has decided to move Centura to The NASDAQ SmallCap Market (effective with the opening of business on January 15, 1998) and concurrently issued a temporary exception from the SmallCap tangible net assets requirement.

Centura was granted listing on the SmallCap until February 27, 1998, when the Company must evidence compliance with all SmallCap continued inclusion requirements in effect at that time. Centura believes that it can meet these conditions, however, there can be no assurance that it will do so. For the duration of the exception, Centura's new NASDAQ symbol will be CNTRC.

"The new management team undertook this assignment late last year with the understanding that the Company needed to be turned around," said Scott Broomfield, Centura's CEO. "We have been diligently working on improving both the Company's operating performance and its financial structure. We are continuing our discussions with interested parties with respect to increasing our capitalization and, although we can offer no assurances, we are reasonably optimistic that we will be successful."

ABOUT CENTURA SOFTWARE

Since its inception in 1984, Centura, formerly known as Gupta Corporation, has enjoyed a rich history of innovation, creating the first client/server DBMS for PCs. Its current product lineup includes an embedded database, SQLBASE, and application development tools, SQL WINDOWS, CENTURA TEAM DEVELOPER, and QUEST/WEB. Today, Centura has 26 offices around the world, supporting hundred thousands of developers who embed its tools in applications used by more than 1 million end users. Centura is positioning its client/server products to be WEB capable and Mobile ready. New Centura products are all YEAR 2000 compliant.

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely shipments of new products, the effect of competitive pressures and the other risks detailed from time to time in the Company's SEC reports, including the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997.


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For more information:

Centura Software Corp.
Scott Broomfield
Chief Executive Officer
650-596-3400
www.centurasoft.com

Miller Shandwick Technologies
Lisa J. Kelaita
650-962-9550
ikelaita@shandwick.com


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